3rd Amended & Restated Appendix A

TO INVESTMENT ADVISORY AGREEMENT
BETWEEN
INVESTMENT MANAGERS SERIES TRUST
AND
PALMER SQUARE CAPITAL MANAGEMENT LLC

Fund	Advisor Fee	Effective Date
Palmer Square Absolute Return Fund	1.35%	November 1, 2013
Fountain Short Duration High Income Fund	0.55%	September 30, 2013
Palmer Square Income Plus Fund	0.55%	X/X/XX

Agreed and accepted this ___ day of _______, 2014.

INVESTMENT MANAGERS SERIES TRUST	PALMER SQUARE CAPITAL MANAGEMENT LLC

By:	By:
Print Name:	Print Name:
Title:	Title: